      As filed with the Securities and Exchange Commission on May 21, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington,  D.C. 20549
                            _______________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            _______________________

                                  MATTEL, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                                  95-1567322
(State or other jurisdiction of                                       (I.R.S. Employer
incorporation or organization)                                        Identification No.)

                           333 Continental Boulevard
                       El Segundo, California 90245-5012
                                 (310) 252-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________

           The Learning Company, Inc. Long Term Equity Incentive Plan;
               The Learning Company, Inc. 1996 Stock Option Plan;
    The Learning Company, Inc. 1996 Non-Employee Director Stock Option Plan; The Learning Company Incentive Stock Option, Nonqualified Stock Option and
                      Restricted Stock Purchase Plan--1990;
                  The Learning Company 1986 Stock Option Plan;
    Softkey International Inc. 1994 Non-Employee Director Stock Option Plan; Minnesota Educational Computing Corporation (MECC) Amended and Restated 1995
                              Stock Incentive Plan;
  Minnesota Educational Computing Corporation (MECC) Amended and Restated 1991
            Restricted Stock Purchase and Non-Qualified Option Plan;
               Palladium Interactive, Inc. 1997 Stock Option Plan;
               Palladium Interactive, Inc. 1996 Stock Option Plan;
                 Creative Wonders, Inc. 1997 Stock Option Plan;
                 Creative Wonders, Inc. 1994 Stock Option Plan;
  1996 Employee and Consultant Stock Option Plan of Broderbund Software, Inc.; Second Amended and Restated 1986 Employee and Consultant Stock Option Plan of
                           Broderbund Software, Inc.;
                        PF. Magic, Inc. 1992 Stock Plan;
                       TEC Direct, Inc. Stock Option Plan;
          Microsystems Software, Inc. 1994 Incentive Stock Option Plan; and
              Skills Bank Corporation Incentive Stock Option Plan.
                            (Full title of the plan)
                              ____________________

                              Robert Normile, Esq.
              Senior Vice President, General Counsel and Secretary
                                  Mattel, Inc.
                           333 Continental Boulevard
                       El Segundo, California 90245-5012
                                 (310) 252-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                                   Copies to:
                            James P. Beaubien, Esq.
                                Latham & Watkins
                        633 West 5th Street, Suite 4000
                         Los Angeles, California 90071
                                 (213) 485-1234

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================


Title of each class of securities     Amount to be    Proposed maximum offering   Proposed maximum aggregate       Amount of
       to be registered               registered(1)       price per share(2)           offering price(3)       registration fee
Common Stock, par value
$1.00 per share (including the
Preference Share Purchase
Rights attached thereto)(4)..          8,894,610 shares          $13.2825                  $118,142,262              $32,843.55
                                       4,999,628 shares          $13.5793                  $ 67,891,502              $18,873.84
                                         285,000 shares          $11.2444                  $  3,204,642              $   890.89
                                         111,085 shares          $ 8.2385                  $    915,175              $   254.42
                                          12,959 shares          $ 3.4535                  $     44,754              $    12.44
                                         505,598 shares          $20.6958                  $ 10,463,734              $  2908.92
                                          31,912 shares          $ 8.8981                  $    283,956              $    78.94
                                          12,103 shares          $ 1.7237                  $     20,862              $     5.80
                                          15,049 shares          $ 6.0665                  $     91,295              $    25.38
                                          38,503 shares          $ 6.7850                  $    261,243              $    72.63
                                          17,122 shares          $ 3.1947                  $     54,699              $    15.21
                                       1,618,873 shares          $28.3771                  $ 45,938,994              $12,771.04
                                          31,881 shares          $ 2.7253                  $     86,884              $    24.15
                                           3,547 shares          $10.2168                  $     36,239              $    10.07
                                          22,509 shares          $ 1.6691                  $     37,569              $    10.44
                                          91,767 shares          $ 4.6079                  $    422,854              $   117.55
Total                                 =================                                    ============              ==========
                                      16,692,146 shares                                    $247,896,664              $68,915.27

===================================================================================================================================

(1) 16,692,146 shares of common stock issuable pursuant to various stock option plans of The Learning Company, Inc., which plans are being assumed by Mattel in connection with the merger of The Learning Company with and into Mattel (the "Merger"), are being newly registered hereunder. The number of shares issuable pursuant to such plans has been calculated pursuant to the exchange ratio utilized in connection with the Merger. The newly registered shares are comprised of: (A) 8,894,610 shares issuable pursuant to outstanding grants under The Learning Company, Inc. Long Term Equity Incentive Plan
    (the "LTIP"); (B) 4,999,628 shares issuable pursuant to outstanding grants under The Learning Company, Inc. 1996 Stock Option Plan (the "1996 Plan");
    (C) 285,000 shares issuable pursuant to outstanding grants under The Learning Company, Inc. 1996 Non-Employee Director Stock Option Plan (the "1996 Director Plan");(D) 111,085 shares issuable pursuant to outstanding grants under The Learning Company Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan--1990 (the "1990 Plan"); (E) 12,959 shares issuable pursuant to outstanding grants under The Learning Company 1986 Stock Option Plan (the "1986 Plan"); (F) 505,598 shares issuable pursuant to outstanding grants under Softkey International Inc. 1994 Non-Employee Director Stock Option Plan (the "Softkey Plan"); (G) 31,912 shares issuable pursuant to outstanding grants under the Minnesota Educational Computing Corporation (MECC) Amended and Restated 1995 Stock Incentive Plan (the "MECC 1995 Plan"); (H) 12,103 shares issuable pursuant to outstanding grants under the Minnesota Educational Computing Corporation
    (MECC) Amended and Restated 1991 Restricted Stock Purchase and Non-Qualified Option Plan (the "MECC 1991 Plan"); (I) 15,049 shares issuable pursuant to outstanding grants under the Palladium Interactive, Inc. 1997 Stock Option Plan and under the Palladium Interactive, Inc. 1996 Stock Option Plan (the "Palladium Plans"); (J) 38,503 shares issuable pursuant to outstanding grants under the Creative Wonders, Inc. 1997 Stock Option Plan (the "CW 1997 Plan"); (K) 17,122 shares issuable pursuant to outstanding grants under the Creative Wonders, Inc. 1994 Stock Option Plan (the "CW 1994 Plan"); (L) 1,618,873 shares issuable pursuant to outstanding grants under the 1996 Employee and Consultant Stock Option Plan of Broderbund Software, Inc. and under the Second Amended and Restated 1986 Employee and Consultant Stock Option Plan of Broderbund Software, Inc. (the "Broderbund Plans"); (M) 31,881 shares issuable pursuant to outstanding grants under the PF. Magic, Inc. 1992 Stock Plan (the "PF Magic Plan "); (N) 3,547 shares issuable pursuant to outstanding grants under the TEC Direct, Inc. Stock Option Plan (the "TEC Plan"); (O) 22,509 shares issuable pursuant to outstanding grants under the Microsystems Software, Inc. 1994 Incentive Stock Option Plan (the "Microsystems Plan"); and (P) 91,767 shares issuable pursuant to outstanding grants under the Skills Bank Corporation Incentive Stock Option Plan (the "Skills Bank Plan"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered hereunder includes an indeterminate number of shares of our common stock that may be issued in accordance with the provisions of such plans in connection with any anti-dilution provisions or in the event of any change in the outstanding shares of our common stock, including a stock dividend or stock split.
(2) Pursuant to Rule 457 of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon: (A) the weighted average exercise price per share ($13.2825) of outstanding options for 8,894,610 shares under the LTIP;
    (B) the weighted average exercise price per share ($13.5793) of outstanding options for 4,999,628 shares under the 1996 Plan; (C) the weighted average exercise price per share ($11.2444) of outstanding options for 285,000 shares under the 1996 Director Plan; (D) the weighted average exercise price per share ($8.2385) of outstanding options for 111,085 shares under the 1990 Plan; (E) the weighted average exercise price per share ($3.4535) of outstanding options for 12,959 shares under the 1986 Plan; (F) the weighted average exercise price per share ($20.6958) of outstanding options for 505,598 shares under the Softkey Plan; (G) the weighted average exercise price per share ($8.8981) of outstanding options for 31,912 shares under the MECC 1995 Plan; (H) the weighted average exercise price per share ($1.7237) of outstanding options for 12,103 shares under the MECC 1991 Plan; (I) the weighted average exercise price per share ($6.0665) of outstanding options for 15,049 shares under the Palladium Plans; (J) the weighted average exercise price per share ($6.7850) of outstanding options for 38,503 shares under the CW 1997 Plan; (K) the weighted average exercise price per share ($3.1947) of outstanding options for 17,122 shares under the CW 1994 Plan;
    (L) the weighted average exercise price per share ($28.3771) of outstanding options for 1,618,873 shares under the Broderbund Plans; (M) the weighted average exercise price per share ($2.7253) of outstanding options for 31,881 shares under the PF Magic Plan; (N) the weighted average exercise price per share ($10.2168) of outstanding options for 3,547 shares under the TEC Plan;
    (O) the weighted average exercise price per share ($1.6691) of outstanding options for 22,509 shares under the Microsystems Plan; and (P) the weighted average exercise price per share ($4.6079) of outstanding options for 91,767 shares under the Skills Bank Plan. In all cases, the weighted average exercise price per share has been calculated in accordance with the exchange ratio utilized in connection with the Merger.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(4) Shares of our common stock being registered hereby are accompanied by preference share purchase rights. Until the occurrence of specific prescribed events, such rights are not exercisable, are evidenced by the certificates for our common stock and will be transferred along with and only with our common stock. Upon the occurrence of such prescribed events, separate rights certificates will be issued representing one right for each share of common stock held, subject to adjustment pursuant to anti-dilution provisions.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission pursuant to Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

     (a)  Our Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999;

     (c) Our Current Reports on Form 8-K dated February 3, 1999, March 5, 1999, April 8, 1999 and April 16, 1999 (two reports);

     (d) The description of our common stock contained in our Current Report on Form 8-K dated November 16, 1998;

     (e) The description of our preference share purchase rights contained in our Registration Statements on Form 8-A dated February 12, 1992 and on Form 8-A/A dated March 9, 1992 and May 13, 1999;

     (f) The Annual Report of The Learning Company, Inc. on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 1999; and

     (g) The Current Reports of The Learning Company, Inc. on Form 8-K and Form 8-K/A filed on January 11, 1999 and March 26, 1999 (3 reports).

     All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

     The validity of the issuance of the shares of common stock registered hereby has been passed upon for Mattel by Robert Normile, Esq., Senior Vice President, General Counsel and Secretary of Mattel.

Item 6.   Indemnification of Directors and Officers.

     Mattel has adopted provisions in its Restated Certificate of Incorporation (the "Certificate"), which require Mattel to indemnify any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law (the "DGCL") against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by the DGCL.

     The Certificate also empowers Mattel by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not Mattel would have the power to indemnify any such individual under the DGCL.

     In addition, Mattel's By-laws require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of Mattel or is or was serving at the request of Mattel, a director, officer, employee or agent of Mattel as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Mattel to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Mattel to provide broader indemnification rights than said law permitted Mattel to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons for non-payment of entitled indemnification claims against Mattel, Mattel shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Mattel's Board of Directors. The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against Mattel and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by Mattel. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws.

     Mattel has entered into indemnity agreements (the "Indemnity Agreements") with each director of Mattel, including directors who are also officers and employees of Mattel, and certain senior officers of Mattel. The Indemnity Agreements provide that Mattel will pay any costs which an indemnitee actually and reasonably incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of Mattel. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses of investigation, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement, and attorneys' fees and disbursements, except Mattel is not obligated to make any payment under the Indemnity Agreements which Mattel is prohibited by law from paying as indemnity, or where (a) indemnification is provided to an indemnitee under an insurance policy, except for amounts in excess of insurance coverage, (b) the claim is one for which an indemnitee is otherwise indemnified by Mattel, (c) final determination is rendered in a claim based upon the indemnitee obtaining a personal profit or advantage to which he or she is not legally entitled, (d) final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Exchange Act, or similar state or common law provisions, (e) the indemnitee was adjudged to be deliberately dishonest, or (f) (with respect to a director) liability arises out of a breach of certain of his or her fiduciary duties.

     The directors and officers of Mattel and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of Mattel and its subsidiaries.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

          4.1 The Learning Company, Inc. Long Term Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to The Learning Company, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended October 3, 1998).

          4.2 The Learning Company, Inc. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.2 to The Learning Company, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1998).

          4.3 The Learning Company, Inc. 1996 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit A to The Learning Company, Inc.'s Definitive Proxy Statement filed October 24, 1997).

          4.4 Softkey International Inc. 1994 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.7 to Softkey International Inc.'s Annual Report on Form 10-K for the year ended January 6, 1996).

        + 5.1  Opinion of Robert Normile, Esq.

       + 23.1  Consent of PricewaterhouseCoopers LLP.

       + 23.2  Consent of Deloitte & Touche LLP.

       + 23.3  Consent of PricewaterhouseCoopers LLP.

       + 23.4  Consent of Robert Normile, Esq. (included in Exhibit 5.1).

       + 24.1  Power of Attorney with respect to Mattel (see page S-1).

_____________
+  Filed herewith.

Item 9.   Undertakings.

           The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 20, 1999.


                              MATTEL, INC.


                              By:  /s/ Harry J. Pearce
                                 --------------------------------
                                 Name:   Harry J. Pearce
                                 Title:  Chief Financial Officer


                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Jill E. Barad, Ned Mansour, Robert Normile and John L. Vogelstein, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          Signature                             Title                            Date
          ---------                             -----                            ----
    /s/   Jill E. Barad          Chairman of the Board, President and        May 21, 1999
------------------------------   Chief Executive Officer
        Jill E. Barad

    /s/   Harry J. Pearce        Chief Financial Officer (Principal          May 21, 1999
------------------------------   Financial Officer)
        Harry J. Pearce


   /s/  Kevin M. Farr              Senior Vice President and Corporate         May 21, 1999
------------------------------     Controller (Principal Accounting
      Kevin M. Farr                Officer)


   /s/  Dr. Harold Brown           Director                                    May 21, 1999
------------------------------
        Dr. Harold Brown

   /s/ Tully M. Friedman           Director                                    May 21, 1999
------------------------------
      Tully M. Friedman

   /s/ Joseph C. Gandolfo          Director and President, Worldwide           May 21, 1999
------------------------------     Manufacturing Operations
      Joseph C. Gandolfo

   /s/ Ronald M. Loeb              Director                                    May 21, 1999
------------------------------
      Ronald M. Loeb

   /s/  Ned Mansour                Director, President, Corporate              May 21, 1999
------------------------------     Operations and General Counsel
      Ned Mansour

   /s/ Dr. Andrea L. Rich          Director                                    May 21, 1999
------------------------------
       Dr. Andrea L. Rich

   /s/  William D. Rollnick        Director                                    May 21, 1999
------------------------------
      William D. Rollnick

   /s/  Pleasant T. Rowland        Vice-Chairman of the Board and              May 21, 1999
------------------------------     President, Pleasant Company
      Pleasant T. Rowland

   /s/ Christopher A. Sinclair     Director                                    May 21, 1999
------------------------------
      Christopher A. Sinclair

   /s/ John L. Vogelstein          Director                                    May 21, 1999
------------------------------
      John L. Vogelstein

                               INDEX TO EXHIBITS

   SEQUENTIALLY
     NUMBERED
     EXHIBIT                                         DESCRIPTION
-----------------------   ---------------------------------------------------------------------
                 4.1      The Learning Company, Inc. Long Term Equity Incentive Plan
                          (incorporated by reference to Exhibit 10.1 to The Learning Company,
                          Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended
                          October 3, 1998).
                 4.2      The Learning Company, Inc. 1996 Stock Option Plan (incorporated by reference to Exhibit 10.2 to The Learning Company, Inc.'s Quarterly
                          Report on Form 10-Q for the quarterly period ended July 4, 1998).
                 4.3      The Learning Company, Inc. 1996 Non-Employee Director Stock Option
                          Plan (incorporated by reference to Exhibit A to The Learning Company,
                          Inc.'s Definitive Proxy Statement filed October 24, 1997).
                 4.4      Softkey International Inc. 1994 Non-Employee Director Stock Option
                          Plan (incorporated by reference to Exhibit 10.7 to Softkey
                          International Inc.'s Annual Report on Form 10-K for the year ended
                          January 6, 1996).
               + 5.1      Opinion of Robert Normile, Esq.
               +23.1      Consent of PricewaterhouseCoopers LLP.
               +23.2      Consent of Deloitte and Touche LLP.
               +23.3      Consent of PricewaterhouseCoopers LLP.
               +23.4      Consent of Robert Normile, Esq. (included in Exhibit 5.1).
               +24.1      Power of Attorney with respect to Mattel (see page S-1).

----------------------------
+ Filed herewith.